UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 31, 2008

Belvedere SoCal

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation)

333-141453	20-8356735
(Commission File Number)	(IRS Employer Identification No.)

One Maritime Plaza, Suite 825, San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

(415) 434-1236

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

In connection with the acquisition of Spectrum Bank (“Spectrum”) discussed in Item 2.01 hereof, Belvedere SoCal (the “Company”) completed, on January 31, 2008, a private placement of $15,000,001 of capital securities (the “Securities”) through Belvedere SoCal Statutory Trust I (the “Trust”), a statutory trust formed by the Company for that purpose.   The private placement of the Securities was with four shareholders of Spectrum who contributed 325,088 of their shares of Spectrum common stock (the “Spectrum Shares”) to the Trust in return for the Securities.

In connection with this issuance, the Company entered into an Amended and Restated Declaration of Trust, dated January 31, 2008, among the Company, Wilmington Trust Company, and the administrators named therein, pursuant to which the Securities were issued.  The Securities require monthly distributions and bear interest at a fixed rate of 10.0% per annum.  The Securities mature in 30 years and are redeemable, in whole or in part, without penalty, at the option of the Company at any time but only after obtaining the approval of the Federal Reserve Board.

The Spectrum Shares obtained from the sale of the Securities and $464,000 from the sale of the Trust’s common securities to the Company were used by the Trust to purchase $15,464,001 in aggregate principal amount of the Company’s 10.0% fixed rate junior deferrable interest debentures (the “Debentures”) due in 2038.  The Debentures were issued pursuant to an Indenture (the “Indenture”), dated January 31, 2008, by and between the Company and Wilmington Trust Company, as trustee.  The Debentures bear interest at the same rate as the Securities and mature in 30 years unless earlier redeemed.  The interest payments on the Debentures made by the Company will be used to pay the monthly distributions payable by the Trust to the holders of the Securities.

The Company also entered into a guarantee agreement providing for the limited guarantee of certain payments by the Trust.

In connection with the acquisition of Spectrum discussed in Item 2.01 hereof,  the Company, on January 31, 2008, also completed its sale of  $22 million of its common stock at a price of $16.75 per share to Belvedere Capital Fund II L.P. (the “Fund”) for cash to fund the cash portion of the Spectrum acquisition.  The purchase price per share was calculated as the average closing bid price of the Company’s common stock on the OTC Bulletin Board over the five trading days preceding the closing of the transaction.  The price was within the range of fair prices as determined by a financial advisor hired by the Company.  After the sale of the shares, the Fund now owns approximately 72% of the Company’s common stock on a fully diluted basis.  The stock purchase agreement also provided for a transaction fee of $740,000 payable by the Company to the Fund in consideration for the services provided by the Fund to the Company in connection with the Spectrum acquisition.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 13, 2007, the Company and Spectrum entered into an Agreement to Merge and Plan of Reorganization (the “Agreement”), which was amended on September 4, 2007 and January 30, 2008, under which Spectrum would be acquired through the merger of a wholly owned subsidiary of the Company with and into Spectrum with Spectrum as the surviving company.

Pursuant to the terms of the Agreement, the merger was completed as of the close of business on January 31, 2008.

Under terms of the acquisition, all shares of Spectrum were acquired for $22.0 million in cash and  $15.0 million of capital securities issued by the Trust.  See item 1.01 above, which is incorporated herein by reference.

Except for the ownership of the Spectrum Shares by the Company, there were no material relationships between Spectrum, its officers, shareholders or employees and the Company and its subsidiaries, its officers, shareholders or employees, other than in respect to the transaction.

A press release announcing the closing of the transaction was issued on February 1, 2008, a copy of which is attached hereto as exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the description contained in Item 1.01 above, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a)  Financial statements for Spectrum required by this item will be filed by amendment within 71 days after January 31, 2008 in accordance with the provisions of Section (a)(4) of Item 9.01 of Form 8-K.

(b)  Pro forma financial information required by this item will be filed by amendment within 71 days after January 31, 2008 in accordance with the provisions of Section (b)(2) of Item 9.01 of Form 8-K.

(c)  Not applicable.

(d)      Exhibits.

2	Agreement to Merge and Plan of Reorganization, July 13, 2007 (incorporated by reference from the Company’s Registration Statement on Form S-4 No. 333-141453, previously filed with the SEC).

2.1	First Amendment to Agreement to Merge and Plan of Reorganization

2.2	Second Amendment to Agreement to Merge and Plan of Reorganization

4.1	Indenture, dated as of January 31, 2008

4.2	Amended and Restated Declaration of Trust, dated as of January 31, 2008

4.3	Capital Securities Purchase Agreement, dated as of January 31, 2008

4.4	Stock Purchase Agreement by and between Belvedere Capital Fund II L.P. and Belvedere SoCal, dated as of January 29, 2008

99.1	Press Release dated February 1, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 5, 2008

Belvedere SoCal

By:	/s/ Alison Davis
Alison Davis
Chief Executive Officer
(Principal Executive Officer)

Exhibit Index:

2.1           First Amendment to Agreement to Merge and Plan of Reorganization

2.2           Second Amendment to Agreement to Merge and Plan of Reorganization

4.1	Indenture, dated as of January 31, 2008

4.2           Amended and Restated Declaration of Trust, dated as of January 31, 2008

4.3           Capital Securities Purchase Agreement, dated as of January 31, 2008

4.4	Stock Purchase Agreement by and between Belvedere Capital Fund II L.P. and Belvedere SoCal, dated as of January 29, 2008

                99.1         Press Release dated February 1, 2008